UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2015

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

442 Littlefield Avenue

 South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities.

On January 6, 2015, KaloBios Pharmaceuticals, Inc. (the “Company”) announced that its Phase 2 study of KB001-A for Pseudomonas aeruginosa infections in cystic fibrosis patients failed to meet its primary endpoint, that it would discontinue further development of KB001-A and that it would focus resources and efforts on advancing its oncology programs.

On January 27, 2015, the Board of Directors of the Company approved a restructuring plan involving reductions in headcount in connection with the change in strategic focus. The positions eliminated, which together represent more than 20% of the Company’s workforce, included the Chief Medical Officer position held by Nestor A. Molfino, M.D., a named executive officer of the Company. Dr. Molfino’s employment will be terminated effective as of February 3, 2015.

The Company expects to substantially complete the restructuring efforts in, and related charges will be incurred through, the second quarter of 2015. The Company estimates that it will incur restructuring charges consisting of cash expenses for one-time termination benefits of between $1.6 million and $1.8 million, when combined with expenses associated with the recent retirement of the Company’s former President & Chief Executive Officer described in the Company’s Form 8-K filed on January 8, 2015.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 2.05 regarding Dr. Molfino is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

	By:	/s/ Donald R. Joseph
Donald R. Joseph
Chief Legal Officer

Dated: February 2, 2015